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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               ------------------

                                  SCHEDULE 13G

                           (Amendment No.          )*


                                  GenVec, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    37246C109
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                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [X] Rule 13d-1(d)

--------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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-------------------                                            -----------------
CUSIP No. 37246C109                     13G                    PAGE   OF   PAGES
-------------------                                            -----------------

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Genentech, Inc.
          94-2347624
          ----------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)   [ ]
                                                                      (b)   [ ]

          Not Applicable
          ----------------------------------------------------------------------

  (3)     SEC USE ONLY

          ----------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
          ----------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                                     1,101,863 shares of Common Stock
   SHARES              ---------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                                                                     0
    EACH               ---------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                                    1,101,863 shares of Common Stock
                       ---------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                                                               0
                       ---------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,101,863 shares of Common Stock
          ----------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                           [ ]

          ----------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.15% of Common Stock
          ----------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          CO
          ---------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

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ITEM 1(a). NAME OF ISSUER:

      GenVec, Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

      65 West Watkins Mill Road, Gaithersburg, Maryland  20878

ITEM 2(a). NAME OF PERSON FILING:

      Genentech, Inc.

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

      1 DNA Way, South San Francisco, CA 94080

ITEM 2(c). CITIZENSHIP:

      Not Applicable

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

      Common Stock, par value $0.001 per share

ITEM 2(e). CUSIP NUMBER:

      37246C109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
        (c), CHECK WHETHER THE PERSON FILING IS A:


      (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;

      (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;

      (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

      (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

      (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

      (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

      (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

      (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

      (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]


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ITEM 4. OWNERSHIP.

      Provide the following information regarding the aggregate number and percentage of the class of securities of issuer identified in Item 1.

      (a)   Amount beneficially owned: 1,101,863 shares of Common Stock

      (b)   Percent of class: 6.15%

      (c)   Number of shares as to which such person has:

            (i) Sole power to vote or to direct the vote: 1,101,863 shares of Common Stock

            (ii)  Shared power to vote or to direct the vote: 0

            (iii) Sole power to dispose or to direct the disposition of:
                  1,101,863 shares of Common Stock

            (iv)  Shared power to dispose or to direct the disposition of: 0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than
five percent of the class of securities, check the following.                [ ]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

      Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

      Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

      Not Applicable

ITEM 10. CERTIFICATIONS.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      June 28, 2001
                                          --------------------------------------
                                                         (Date)


                                                /s/ Stephen G. Juelsgaard
                                          --------------------------------------
                                                       (Signature)

                                                 Stephen G. Juelsgaard,
                                                 Senior Vice President,
                                              General Counsel and Secretary
                                          --------------------------------------
                                                      (Name/Title)

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.


      Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).


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